                                                                     EXHIBIT 11


                  LILLIAN VERNON CORPORATION AND SUBSIDIARIES

        COMPUTATION OF LOSS PER SHARE ASSUMING PRIMARY AND FULL DILUTION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   MAY 24, 1997                    MAY 25, 1996
                                           ----------------------------    ----------------------------
                                            PRIMARY      FULLY DILUTED      PRIMARY      FULLY DILUTED
                                           ---------    ---------------    ---------    ---------------
Net loss                                    ($2,345)        ($2,345)        ($3,631)         ($3,631)
                                           ---------    ---------------    ---------    ---------------
Common Shares:

  Average number of shares outstanding        9,610           9,610           9,617            9,617
  Assumed exercise of stock options              43             114              22               30
                                           ---------    ---------------    ---------    ---------------
                                              9,653           9,724           9,639            9,647
                                           ---------    ---------------    ---------    ---------------
Loss Per Share                                ($.24)          ($.24)          ($.38)           ($.38)
                                           ---------    ---------------    ---------    ---------------

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